Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-8 to be filed on or about March 20, 2020 of our report dated March 9, 2020, on our audits of the consolidated financial statements as of December 31, 2019, and for each of the years in the two year period ended, and the effectiveness of Matinas BioPharma Holdings, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2019, which reports were included in the Annual Report on Form 10-K filed March 9, 2020. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Update 2016-02, and our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 expresses an adverse opinion because of a material weakness.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 20, 2020